Exhibit 99.1


                            Courtyard by Marriott II
                              Limited Partnership
                           1999 Second Quarter Report
                        Limited Partner Quarterly Update

Presented for your review is the 1999 Second Quarter Report for Courtyard by Marriott II Limited Partnership (the "Partnership"). A discussion of the Partnership's performance and hotel operations is included in the attached Form 10-Q, Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations. You are encouraged to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.

Strategy  for  Liquidity

     As previously reported, the General Partner is utilizing a major investment banking firm to explore alternatives to provide liquidity for the Partnership and maximize the value of the limited partners' investment.

     During the second quarter 1999, Partnership financial information was made available to a number of prospective purchasers for their review and analysis. The General Partner and the investment banking firm are continuing to work with prospective purchasers in an effort to negotiate a transaction that will provide liquidity for the Partnership while securing the highest possible value for the limited partner units.

     We can make no assurances as to the outcome of our efforts. However, if a suitable transaction develops we will advise you through special correspondence and the quarterly updates.

Transfer and Sale of Limited Partnership Units

     As you know, the Partnership Units are a non-traded security. In most cases, the Partnership Agreement does allow limited partners to transfer Partnership Units to related parties. In addition, you may, under certain circumstances, sell your Partnership Units to a third party; however, the General Partner must consent to such sale. Please note there are certain tax and legal limitations to transferring Partnership Units including significant tax effects resulting from the sale of these Units that may impact your decision to sell. In addition to consulting with your advisors, we recommend that limited partners contact the General Partner about such limitations before entering into any agreement to sell your Partnership Units.

     If you do wish to request a transfer of your Partnership Units, please contact our Transfer Agent at 800-797-6812. You will be supplied with the necessary documents. Please note that the General Partner does not charge any fee for effecting a transfer.

Cash Distributions

     On April 30, 1999, the Partnership made the final 1998 cash distribution of $1,500 per limited partner unit bringing the total for 1998 to $6,500 per limited partner unit. Since inception, the Partnership has distributed $63,845 per limited partner unit. On August 10, 1999, the Partnership distributed an interim 1999 distribution of $2,500 per limited partner unit. This distribution was funded from first and second quarter 1999 Partnership operations.

     We previously reported that we anticipated cash distributions for 1999 would be similar to the level of the 1998 cash distributions after reserving $7.2 million for capital expenditures as required by the management agreement. We want to make you aware that actual 1999 Hotel operating results through the second quarter are lower than hotel management's expectations provided to us earlier this year and also lower than 1998 levels. This is primarily due to the need to pay higher salaries and benefits for Hotel employees in order to remain competitive in local labor markets. In addition, food and beverage costs are higher in 1999 as compared to 1998. For more information on Hotel operating results, please read the Management's Discussion and Analysis of Financial Condition and Results of Operations section of the enclosed Form 10Q.

     At this time, we continue to believe that 1999 cash distributions will be at the same level as 1998. However, if the trends described above continue, the actual amount available for distribution may be impacted. We will provide you with an update on this matter after evaluating third quarter operating results.

Partnership Debt

     As previously reported, the Partnership's debt consists of a combination of commercial mortgage backed securities and senior notes. During the second quarter of 1999, the Partnership repaid $6.3 million on the commercial mortgage backed securities resulting in a principal balance of $364.9 million as of June 18, 1999. The $127.4 million senior notes require no principal payments prior to maturity.

Hotel Operations

     During  the  second  quarter  of  1999,   the  combined   revenues  of  the
Partnership's 70 Hotels improved when compared to the same period in 1998. However, operating profit decreased slightly in the second quarter of 1999 when compared to same period in 1998 due to an increase in hotel property-level costs and expenses. For a detailed discussion of hotel operations, please refer to
Item 2 of the  Partnership's  Report on Form 10-Q for the 1999  second  quarter.

     During second quarter 1999, Marriott International's communication efforts for the Courtyard by Marriott brand were focused in USA Today, radio and television advertising. Courtyards' award winning advertising was seen on ESPN and on the CNN Airport network.

     Even though new supply is significant in some of the Partnership's markets, the Courtyard brand continues to command premium market share. Marriott Rewards has had a positive impact on the business and is seen as the best frequent traveler program in the lodging industry. The brand continues to be the market leader and outperforms both national and local competitors. The brand is continuing to carefully monitor the introduction of new mid-priced brands including Wingate Hotels, Hilton Garden Inns, Four Points by Sheraton, Mainstay, Candlewood, Club Hotels and Clarion. To remain competitive, the Partnership has scheduled 15 hotels to be renovated in 1999. At the end of 1999, 63 of the 70 Partnership's Hotels will have completed a rooms renovation which includes the replacement of carpets, draperies, wall coverings and bedspreads.

     We appreciate your continued support and invite you to visit Courtyard Hotels as you travel throughout the United States.